PROSPECTUS SUPPLEMENT
(To prospectus dated February 18, 1997)



                            $100,000,000

                     ROLLINS TRUCK LEASING CORP.

       6 3/4% Collateral Trust Debentures, Series T, Due 2006
                           ______________

    The Series T Debentures bear interest at the rate of 6 3/4% per year. Interest on the Series T Debentures is payable on April 5 and October 5 of each year, beginning October 5, 1999. The Series T Debentures will mature on April 5, 2006. The Series T Debentures are not redeemable before maturity and do not have the benefit of any sinking fund.

    The Series T Debentures will be issued only in registered form in denominations of $1,000. We do not intend to list the Series T
Debentures on any securities exchange.


                                        Per
                                     Debenture          Total

Public Offering Price (1) . . . .       100%        $100,000,000

Underwriting Discount . . . . . .      .625%        $    625,000

Proceeds, before expenses, to
Rollins Truck Leasing Corp. . . .    99.375%        $ 99,375,000

(1) Plus accrued interest from April 5, 1999 if settlement occurs after that date.


    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful and complete. Any representation to the contrary is a criminal offense.

    The Series T Debentures will be ready for delivery in book-entry form only through The Depository Trust Company, on or about April 5, 1999.


                           ______________

                         Merrill Lynch & Co.
                           ______________

      The date of this prospectus supplement is March 29, 1999.

                          TABLE OF CONTENTS



                                                           Page
Prospectus Supplement:

Where You Can Find More Information.......................  S-3
Incorporation of Information We File with the SEC.........  S-3
Use of Proceeds...........................................  S-4
Summary Financial Data....................................  S-5
Underwriting..............................................  S-6
Description of the Series T Debentures....................  S-6
Experts...................................................  S-9
Legal Matters.............................................  S-9

Prospectus:

Available Information.....................................    2
Incorporation of Certain Documents by Reference...........    2
Rollins Truck Leasing Corp................................    3
Summary Financial Data....................................    4
Risk Factors..............................................    5
Use of Proceeds...........................................    6
Plan of Distribution......................................    6
Description of Debentures.................................    7
Experts...................................................   11
Legal Opinions............................................   11


                        _____________________

    You should read this Prospectus Supplement along with the Prospectus that follows. Both documents contain information you should consider when making your investment decision. You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the Prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus Supplement and the Prospectus is accurate as of the date on the front cover of this Prospectus Supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

                 WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    We have filed a registration statement on Form S-3 with the SEC covering the Series T Debentures. For further information on Rollins Truck Leasing Corp. and the Series T Debentures, you should refer to our registration statement and its exhibits. This Prospectus Supplement and the accompanying Prospectus summarize material provisions of contracts and other documents that we refer you to.
Since the Prospectus Supplement and the accompanying Prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.


          INCORPORATION OF INFORMATION WE FILE WITH THE SEC

    The SEC allows us to "incorporate by reference" the information we file with them, which means:

    -   incorporated documents are considered part of the Prospectus
        Supplement;

    - we can disclose important information to you by referring you to those documents;

    - information that we file with the SEC will automatically update and supersede this Prospectus Supplement and the accompanying Prospectus; and

    - any statement contained in a document incorporated or deemed to be incorporated by reference in the Prospectus Supplement or accompanying Prospectus shall be deemed to be modified or superseded for the purposes of the Prospectus Supplement and accompanying Prospectus to the extent that a statement contained in the Prospectus Supplement or accompanying Prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in the Prospectus Supplement or accompanying Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectus Supplement or accompanying Prospectus.


    We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934 ("Exchange Act"):

    -   our Annual Report on Form 10-K for the year ended
        September 30, 1998;

    - our Proxy Statement relating to the Annual Meeting of Shareholders held on January 28, 1999; and

    -   our Quarterly Report on Form 10-Q for the quarter ended
        December 31, 1998.

    We also incorporate by reference each of the following documents that we will file with the SEC after the date of this Prospectus
Supplement but before the end of the debentures offering:

    -   reports filed under Sections 13(a) and (c) of the Exchange Act;

    - definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

    -   any reports filed under Section 15(d) of the Exchange Act.

    You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

                      Rollins Truck Leasing Corp.
                      Attention: Investor Relations
                      One Rollins Plaza
                      P. O. Box 1791
                      Wilmington, Delaware 19899
                      Telephone: (302) 426-3409


                           USE OF PROCEEDS

    The Company will advance a total of $100,000,000 to Rollins Leasing Corp. ("Leasing") consisting of the net proceeds from the Series T Debentures and other funds of the Company in exchange for the note of that subsidiary. Leasing will use these funds to purchase transportation equipment and repay existing indebtedness of $50,000,000 and invest the remaining $50,000,000 in anticipation of refinancing its Series I 10.35% Collateral Trust Debentures, due May 15, 2000.

                                                   SUMMARY FINANCIAL DATA
                                                      ($ In Thousands)

The following summary is qualified in its entirety by the detailed information and financial statements available as described under "Incorporation of Information We File with the SEC".

                                            Three Months Ended
                                                 December 31,                      Fiscal Year Ended September 30,
                                           1998         1997         1998        1997        1996        1995        1994
Revenues                                  $  155,345  $  149,022   $  610,157  $  556,704  $  513,779  $  482,612  $450,903
Expenses:
  Operating                                   60,327      59,813      244,260     228,957     211,919     194,073   183,222
  Depreciation                                49,066      44,502      183,465     170,039     158,407     146,777   130,512
  Gain on sale of property and equipment      (4,202)     (2,151)      (9,787)    (12,230)     (7,950)    (12,657)   (8,530)
  Selling and administrative                  13,303      13,186       55,530      50,457      47,995      43,146    42,473
                                             118,494     115,350      473,468     437,223     410,371     371,339   347,677
Operating earnings                            36,851      33,672      136,689     119,481     103,408     111,273   103,226
Interest (income)                               -           -            -           -           -           (272)     (593)
Interest expense                              13,817      12,499       51,586      49,270      47,481      44,453    37,429
Earnings before income taxes                  23,034      21,173       85,103      70,211      55,927      67,092    66,390
Income taxes                                   8,960       8,276       33,080      27,417      21,811      25,756    26,562
Net earnings                              $   14,074  $   12,897   $   52,023  $   42,794  $   34,116  $   41,336  $ 39,828

Total assets                              $1,298,856  $1,187,458   $1,296,533  $1,191,791  $1,125,212  $1,027,029  $909,717
Equipment financing obligations           $  737,398  $  654,321   $  749,876  $  671,822  $  641,362  $  574,186  $499,147
Shareholders' equity                      $  298,610  $  295,196   $  292,044  $  288,674  $  284,048  $  275,553  $251,197
Ratio of earnings to fixed charges (1)          2.57        2.59         2.55        2.34        2.10        2.41      2.64

_____________________

(1) For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest, the portion of rental expenses identified as interest and amortization of debt expense.  Earnings are computed by adding the amount of such fixed charges to earnings before income taxes.


                            UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") and the Underwriter has agreed to purchase the entire principal amount of the Series T
Debentures offered hereby.

    Under the terms and conditions of the Underwriting Agreement, the Underwriter is committed to take and pay for all of the Series T
Debentures, if any are taken.

    The Underwriter has advised the Company that it proposes initially to offer the Series T Debentures to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of .375% of the principal amount of the Series T Debentures. The Underwriter may allow, and such dealers may reallow, a discount not in excess of
 .25% of the principal amount of the Series T Debentures to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The Company has agreed to indemnify the Underwriter against certain liabilities including liabilities under the Securities Act of 1933.

               DESCRIPTION OF THE SERIES T DEBENTURES

    The following description of the particular terms of the Series T Debentures offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debentures set forth in the accompanying Prospectus under the caption "Description of Debentures".

General
    The Series T Debentures will mature on April 5, 2006, and will be limited to $100,000,000 aggregate principal amount.

    Interest at the annual rate set forth on the cover page of this Prospectus Supplement will accrue from April 5, 1999 and is payable semiannually on April 5 and October 5 commencing October 5, 1999, to the persons in whose names the Series T Debentures are registered on the Debenture registry books on the preceding March 20 and September 20, respectively, and may be paid by checks mailed to such persons.

Redemption
    The Series T Debentures may not be redeemed prior to maturity.

Security
    At the time of the issuance of the Series T Debentures, the Trustee will receive a pledge of a $100,000,000 unsecured promissory note of the Company's subsidiary, Leasing. After the issuance of the Series T Debentures, there will be $715,000,000 principal amount of Debentures outstanding. The Debentures will be secured by pledges of an aggregate of $715,000,000 principal amount of unsecured promissory notes of Leasing. Under certain circumstances set forth under "Description of Debentures -- Security Provisions" in the accompanying Prospectus, the promissory notes may be required to be secured by Leasing by liens on their vehicles and vehicles leases.

Concerning the Trustee
    The Series T Debentures will be issued under a Collateral Trust Indenture dated as of March 21, 1983, as supplemented and amended by a Third Supplemental Indenture thereto dated as of February 20, 1986, an Eighth Supplemental Indenture dated as of May 15, 1990, a Seventeenth Supplemental Indenture dated as of March 10, 1997, and as supplemented by the Nineteenth Supplemental Indenture dated as of April 5, 1999 between the Company and First Union National Bank ("First Union"), as Trustee (the "Trustee"). In the event that notes issued to the Trustee by Participating Subsidiaries (as defined in the Eighth Supplemental Indenture) become secured under the circumstances set forth under "Description of Debentures -- Security Provisions" in the accompanying Prospectus, First Union will act as security trustee for the security interest of the Trustee, as holder of the Participating Subsidiary notes, and the security interest of such other creditors of the Participating Subsidiaries as may be entitled to share therein.

Book-entry, Delivery and Form
    The Depository Trust Company ("DTC"), New York, NY, will act as securities depository for the Series T Debentures. The Series T Debentures will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered global Debenture certificate will be issued for the Series T Debentures in the aggregate principal amount of such issue, and will be deposited with, or on behalf of, DTC.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and together with Direct Participants, "Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

    Purchases of Series T Debentures under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series T Debentures on DTC's records. The ownership interest of each actual purchaser of the Series T Debentures ("Beneficial Owner") is in turn to be recorded on the Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Series T Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Series T Debentures, except in the event that use of the book-entry system for the Series T Debentures is discontinued.

    To facilitate subsequent transfers, all Series T Debentures deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Series T Debentures with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series T Debentures; DTC's records reflect only the identity of the Direct Participants to whose accounts such Series T Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither DTC nor Cede & Co. will consent or vote with respect to the Series T Debentures. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy would assign Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series T Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Principal and interest payments on the Series T Debentures will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Company or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants.

    DTC may discontinue providing its services as securities depository with respect to the Series T Debentures at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, definitive certificates are required to be printed and delivered.

    The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, definitive certificates will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable (including DTC), but the Company takes no responsibility for the accuracy thereof.

                               EXPERTS

    The financial statements incorporated in this Prospectus Supplement and the accompanying Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 have been so incorporated in reliance on the report of KPMG LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                           LEGAL OPINIONS

    Certain legal matters relating to the Series T Debentures will be passed upon for the Company by J. Carlisle Peet, III, Esq., Assistant General Counsel and Assistant Secretary of the Company and for the Underwriter by Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019. Mr. Peet owns beneficially 43,973 shares of Common Stock of the Company.

                            $100,000,000



                     ROLLINS TRUCK LEASING CORP.



            6 3/4% Collateral Trust Debentures, Series T,

                              Due 2006




                           ______________


                        PROSPECTUS SUPPLEMENT

                           ______________










                         Merrill Lynch & Co.






                           March 29, 1999

PROSPECTUS

ROLLINS TRUCK LEASING CORP.

COLLATERAL TRUST DEBENTURES

    Rollins Truck Leasing Corp. (formerly RLC CORP. the "Company") from time to time may offer its Collateral Trust Debentures (the "Debentures") up to an aggregate principal amount of $230,000,000. The Debentures may be offered as separate series in amounts, at prices and on terms to be set forth in supplements to this Prospectus. The Company may sell the Debentures to or through one or more underwriters, and also may sell the Debentures directly to other purchasers or through agents or dealers. See "Plan of Distribution".

    The terms of the Debentures, including, where applicable, the specific designation, aggregate principal amount, denominations, maturity, rate (which may be fixed or variable) and time of payment of interest, any terms for redemption at the option of the Company, any terms for sinking fund payments, the initial public offering price, the names of, and the principal amounts to be purchased by, underwriters and the compensation of such underwriters, any listing of the Debentures on a securities exchange and the other terms in connection with the offering and sale of the Debentures in respect of which this Prospectus is being delivered, are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement").

    See "Risk Factors" commencing on page 5 for a discussion of certain factors that should be considered by prospective purchasers of the Collateral Trust Debentures.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


          The date of this Prospectus is February 18, 1997.

                        AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Branch of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov. The Company's Common Stock is listed on both the New York and Pacific Stock Exchanges and reports, proxy statements and other information concerning the Company can be inspected at the offices of either Exchange.

    The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected without charge at the Public Reference Branch of the Commission, 450 Fifth Street, N.W., Washington, D.C.

           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated by reference:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996;
    2. The Company's Proxy Statement relating to the Annual Meeting of Shareholders held on January 30, 1997;
    3. The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996;
    4. All documents filed subsequent to the date of this Prospectus, and prior to the termination of the offering of the Debentures, by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this Prospectus.

    The Company undertakes to provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, copies of any or all of the documents incorporated by reference herein, other than exhibits to such documents. Requests for such copies should be directed to Rollins Truck Leasing Corp., P. O. Box 1791, Wilmington, Delaware 19899, Attention of Patrick J. Bagley, Vice President-Finance and Treasurer (Telephone: (302) 426-3409).

                     ROLLINS TRUCK LEASING CORP.

    Rollins Truck Leasing Corp. ("the Company") is incorporated in the State of Delaware. Its mailing address and telephone number for its principal executive offices are One Rollins Plaza, P. O. Box 1791, Wilmington, Delaware 19899, and (302) 426-2700. On January 25, 1990, the name of the Company was changed from RLC CORP. to Rollins Truck Leasing Corp.

    The Company operates principally in one industry segment and through its principal subsidiaries, Rollins Leasing Corp. ("Rollins") and Rollins Logistics Inc., is engaged primarily in full-service truck leasing and rentals and the provision and management of complete truck transportation and distribution systems. All of the Company's operations currently are conducted within the United States.

    Full-service leasing accounts for the major portion of Rollins' revenues. Under these leases, Rollins purchases vehicles and components that are custom-engineered to the customer's requirements. This equipment is then leased to the customer for periods usually ranging from three to eight years. Rollins provides fuel, oil, tires, washing and regularly scheduled maintenance and repairs at its facilities. In addition, it arranges for licenses and insurance, pays highway and use taxes and supplies a 24-hour-a-day emergency road service to its customers.

    Another service that the Company provides its customers through Rollins Logistics Inc. and its subsidiaries is Logistics Services and Dedicated Carriage Services ("DCS"). DCS analyzes the customer's specific distribution needs and then designs and operates a customized transportation service, which can include any of the services mentioned previously plus management, drivers and other operating personnel. Logistics Services addresses the needs of companies which desire to outsource their distribution and warehousing functions to a third party provider. These functions can range from selection and negotiation of core carrier contracts to selection of the most cost effective carrier for specific traffic lane movements.

    The commercial rental fleet which at September 30, 1996 consisted of more than 7,500 units with payload capacities ranging from 4,000 to 45,000 pounds offers tractors, trucks and a limited number of trailers to customers for short periods of time ranging from one day to several months. The Company's commercial rental fleet also provides additional vehicles to full-service lease customers to handle their peak or seasonal business needs. The rental fleet's average age is approximately two years. The utilization rate of the rental fleet during fiscal year 1996 was in excess of 83%. Rollins does not offer services in the consumer one-way truck rental market.

    Rollins also furnishes a guaranteed maintenance service to private fleet customers who choose to own their vehicles. This service includes preventive maintenance, fuel procurement, tax reporting, permitting, licensing and access to the Rollins 24-hour-a day emergency road service.

    The Company, through its principal subsidiaries maintains more than 32,000 vehicles from 202 owned or leased facilities located throughout the United States. The Company believes that Rollins is the third largest competitor in the field of full-service, long-term leasing and short-term commercial rental of heavy duty trucks in the United States.

                                                   SUMMARY FINANCIAL DATA
                                         ($ In Thousands, except per share amounts)
    The following summary has been prepared to reflect the operations of the Company and is qualified in its entirety by the detailed information and financial statements available as described under "Incorporation of Certain Documents by Reference".

                                          Quarter Ended
                                           December 31,                  Fiscal Year Ended September 30,
                                         1996        1995        1996        1995      1994      1993      1992
Revenues                             $  133,697  $  125,021  $  513,779  $  482,612  $450,903  $408,778  $380,384
Expenses:
  Operating                              54,646      51,201     211,919     194,073   183,222   167,248   160,023
  Depreciation                           41,774      38,426     158,407     146,777   130,512   118,144   109,603
  Gain on sale of property
    and equipment                        (2,429)     (1,899)     (7,950)    (12,657)   (8,530)   (6,139)   (3,110)
  Selling and administrative             11,498      11,904      47,995      43,146    42,473    40,440    37,855
                                        105,489      99,632     410,371     371,339   347,677   319,693   304,371

Operating earnings                       28,208      25,389     103,408     111,273   103,226    89,085    76,013
Interest income                            -           -           -            272       593     1,023     1,500
Interest expense                        (12,104)    (11,803)    (47,481)    (44,453)  (37,429)  (35,451)  (36,845)
Earnings before income taxes             16,104      13,586      55,927      67,092    66,390    54,657    40,668
Income taxes                              6,281       5,230      21,811      25,756    26,562    24,241    16,029

Net earnings                         $    9,823  $    8,356  $   34,116  $   41,336  $ 39,828  $ 30,416  $ 24,639

Earnings per share                   $      .23  $      .19  $      .78  $      .91  $    .86  $    .66  $    .53

Average common shares and
  equivalents outstanding                43,110      44,818      43,730      45,365    46,310    46,260    46,007

Total assets                         $1,110,866  $1,042,273  $1,125,212  $1,027,029  $909,717  $781,161  $708,483
Equipment financing obligations      $  620,308  $  580,566  $  640,854  $  573,554  $498,365  $427,307  $390,256
Long-term debt                       $      475  $      601  $      508  $      632  $    782  $    922  $  6,826
Shareholders' equity                 $  280,689  $  276,333  $  284,048  $  275,553  $251,197  $216,750  $191,027
Ratio of earnings to
  fixed charges (1)                        2.25        2.08        2.10        2.41      2.64      2.43      2.03

(1) For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest, the portion of rental expenses identified as interest and amortization of debt expense.  Earnings are computed by adding the amount of such fixed charges to earnings before income taxes.

                            RISK FACTORS

    Prospective Debentureholders should carefully consider the following factors, in addition to the other information in this Prospectus, before purchasing Debentures. This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective Debentureholders are cautioned that such statements are only predictions and involve a number of risks and uncertainties. Actual events or results may differ materially. In evaluating such statements, prospective Debentureholders should specifically consider the following factors, and other information in this Prospectus, which could cause actual results to differ materially from those indicated by such forward-looking statements.

    Redemption - In an environment of falling interest rates, any provisions for the redemption of Debentures prior to maturity or for optional additional sinking fund payments could adversely affect Debentureholders whose securities were redeemed if they were unable to reinvest their proceeds at comparable interest rates. See "Description of Debentures - Redemption Provisions."

    Limitation on Dividends - The Company may not, so long as any of the Offered Debentures are outstanding, declare or pay any dividend or make any distribution on any shares of its capital stock (other than dividends or distributions payable in shares of capital stock of the Company) or make or permit any subsidiary to make any payment to purchase, redeem or otherwise acquire any shares of capital stock of the Company if, upon giving effect thereto, the aggregate amount expended for all such purposes subsequent to September 30, 1984 (the "Applicable Date") would exceed the sum of Consolidated Net Earnings since the Applicable Date and $10,000,000, except that the Company may credit against such purchases, redemptions and retirements of capital stock of the Company the net consideration received by the Company subsequent to the Applicable Date from the issue or sale of additional capital stock of the Company. See "Description of Debentures - Certain Covenants of the Company - Limitation of Dividends." At December 31, 1996, the Company was permitted to pay dividends and make other distributions of up to $183,691,000 pursuant to the limitation on dividends covenant.

    Limitation on Consolidated Indebtedness - As long as any of the Offered Debentures are outstanding, the Company may not, nor may it permit any of its subsidiaries to, create, incur or assume any Indebtedness unless immediately after such creation, incurring or assumption, and after giving effect to the utilization of the proceeds thereof, the aggregate amount of Consolidated Indebtedness of the Company shall be less than 400% of the Consolidated Net Worth of the Company. See "Description of Debentures - Limitation on Consolidated Indebtedness."

    Other than the limitation on dividends and the limitation on consolidated indebtedness described above, the Collateral Trust
Indenture contains no provisions that may afford Debentureholders protection in the event of any restructuring, recapitalization or other highly leveraged transaction.

    Tender Offers - Although no such transaction is contemplated, the Company will comply with any applicable tender offer rules, including, but not limited to, Rule 14e-1 of the Securities Exchange Act of 1934, with respect to any repurchase of securities by the Company.

                           USE OF PROCEEDS

    The proceeds to be received by the Company from the sale of the Debentures will be advanced to Rollins (the "Participating Subsidiary") which will use such funds to purchase vehicles and related equipment, reduce indebtedness under its individual revolving credit agreement or retire other existing equipment financing obligations. Each Prospectus Supplement will include the specific amount of the proceeds from the sale of the Debentures offered thereby to be applied to asset purchases or debt reductions as noted in the preceding sentence. Pending such application by Rollins the proceeds may be temporarily invested in short-term marketable securities.

                        PLAN OF DISTRIBUTION

    The Company may sell the Debentures to or through one or more underwriters, who will be named in the applicable Prospectus
Supplement, and also may sell the Debentures directly to other purchasers or through agents or dealers. Only underwriters named in the Prospectus Supplements are deemed to be underwriters in connection with the Debentures offered thereby.

    The distribution of the Debentures may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of the Debentures, such underwriters may receive compensation from the Company, or from purchasers of the Debentures for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the Debentures may be deemed to be underwriters and any discounts or commissions received by them and any profit on the resale of the Debentures by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation will be described, in the Prospectus Supplement.

    Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of the Debentures may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

Delayed Delivery Arrangements
    If so indicated in the Prospectus Supplement, the Company will authorize dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase the Offered Debentures from the Company pursuant to contracts providing for payment and delivery on a specified future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Offered Debentures shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the Offered Debentures are also being sold to underwriters, the Company shall have sold to such underwriters the Offered Debentures not sold for delayed delivery. The dealers or such other persons will not have any responsibility in respect of the validity or performance of such contracts.

                      DESCRIPTION OF DEBENTURES

    The following description of the Debentures sets forth certain general terms and provisions of the Debentures to which any Prospectus Supplement may relate. The particular terms of the Debentures offered by any Prospectus Supplement (the "Offered Debentures") and the extent, if any, to which such general provisions may apply to the Offered Debentures will be described in the Prospectus Supplement relating to such Offered Debentures.

    The Offered Debentures will be issued under a Collateral Trust Indenture dated as of March 21, 1983 (the "Collateral Trust Indenture"), between the Company and Continental Bank, National Association (formerly Continental Illinois National Bank and Trust Company of Chicago) as Trustee (the "Trustee"), as supplemented and amended by a Third Supplemental Indenture thereto dated as of February 20, 1986 (the "Third Supplemental Indenture") and by the Eighth Supplemental Indenture dated as of May 15, 1990 (the "Eighth Supplemental Indenture") and as supplemented and amended from time to time, including supplemental indentures setting forth the terms of each series of the Offered Debentures. The Collateral Trust Indenture, as amended by the Third Supplemental Indenture and the Eighth Supplemental Indenture, is herein called the "Indenture". The following statements are subject to the detailed provisions of the Indenture, a copy of which is incorporated by reference as an exhibit to the Registration Statement. References appearing below are to the Collateral Trust Indenture unless otherwise indicated and wherever particular provisions are referred to such provisions are incorporated by reference as a part of the statement made and the statement is qualified in its entirety by such reference. Whenever a defined term is referred to and not herein defined, the definition thereof is contained in the Indenture. As of the date of this Prospectus, an aggregate of $545,000,000 of Collateral Trust Debentures are outstanding under the Collateral Trust Indenture. Reference is made to the Prospectus Supplement for any subsequent Series of Debentures issued under the Indenture.

General
    The Offered Debentures will be obligations of the Company secured at the time of issuance by the pledge of unsecured demand promissory notes issued by one or more Participating Subsidiaries, which notes may in turn thereafter be secured by liens on Vehicles and vehicle leases under the circumstances set forth below under "Security Provisions". The Company and Rollins are prohibited (at their own volition) from securing the Notes by creating a security interest in the Vehicles. A Participating Subsidiary, as defined in the Indenture, means a wholly-owned subsidiary of the Company engaged primarily in the business of renting and/or leasing Vehicles and/or providing carriage by Vehicles and which has executed and delivered one or more Loan Agreements and issued one or more Notes. As of the date of this Prospectus, Rollins is the only subsidiary of the Company that qualifies as a Participating Subsidiary. As of the date of this Prospectus the outstanding Debentures are secured by the pledge of $545,000,000 principal amount of the unsecured demand promissory notes of Rollins.

    The Indenture does not limit the amount of Debentures that may be issued thereunder and provides that Debentures may be issued thereunder from time to time in one or more series.

Redemption Provisions
    All or any part of the Debentures of any series may be redeemed before maturity at such time or from time to time, and on such terms, subject to the provisions of the Indenture, as the Board of Directors of the Company may determine and as shall be expressed in the Supplemental Indenture establishing the Debentures of such series. The Supplemental Indenture establishing a series of Debentures may also provide for mandatory and optional sinking fund payments to redeem the Debentures including the amounts of such payments, the payment dates and the redemption prices.

    In an environment of falling interest rates, any provisions for the redemption of Debentures prior to maturity or for optional additional sinking fund payments could adversely affect Debentureholders whose securities were redeemed if they were unable to reinvest their proceeds at comparable interest rates.

    Reference is made to the Prospectus Supplement relating to the particular series of Offered Debentures offered thereby for the following terms of the Offered Debentures: (i) the title of the Offered Debentures; (ii) any limit on the aggregate principal amount of the Offered Debentures; (iii) the price or prices at which the Offered Debentures will be issued; (iv) the date or dates on which the Offered Debentures will mature; (v) the rate or rates (which may be fixed or variable) per annum at which the Offered Debentures will bear interest;
(vi) the interest payment dates on which such interest will be payable, the date on which payment of such interest will commence and the regular record dates for such interest payment dates; (vii) the dates, if any, on which, and the price or prices at which, the Offered Debentures will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund provisions, be redeemed by the Company, and the other detailed terms and provisions of such sinking fund; and (viii) the date, if any, after which, and the price or prices at which, the Offered Debentures may, pursuant to any optional redemption provisions, be redeemed at the option of the Company and the other detailed terms and provisions of such optional redemption.

    Principal and any premium will be payable at the agency of the Company either in Chicago, Illinois, or in New York, New York. The Debentures may be presented for registration of transfer or exchange at such offices, subject to the limitations provided in the Indenture, without any service charge, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 2.06, 2.08, 2.11, 2.12 and 7.02).

    The Indenture requires that funds equal to the principal amount of Debentures issued from time to time will, on the date of such issuance, be advanced to one or more Participating Subsidiaries. In exchange, each Participating Subsidiary will issue to the Company a promissory note (in the aggregate, "Notes") in the principal amount of any advances to it. The Company in turn will pledge the Notes to the Trustee as security for all Debentures. Notes will be payable as to principal on demand and will bear interest at the same rate, payable at the same time, as interest on the Debentures being so issued. The Indenture requires that after giving effect to the issue of additional Debentures and to any concurrent retirement of other Debentures by use of any proceeds from such issue and any moneys then held by the Trustee, the obligations to pay principal, premium, if any, and interest contained in all the Notes shall be sufficient, in the aggregate, to pay all principal, premium, if any, and interest on all Outstanding Debentures. (Granting Clauses and Section 4.01).

Certain Covenants of the Company
    LIMITATION ON EQUIPMENT INDEBTEDNESS OF PARTICIPATING SUBSIDIARIES. The Company covenants that if the aggregate amount of the Equipment Indebtedness of any Participating Subsidiary (which, for the purposes of this covenant only, includes the wholly-owned subsidiaries of a Participating Subsidiary) exceeds 90% of the Net Book Value of its Vehicles at the end of any fiscal quarter, the Company will, on or before 45 days after the expiration of such fiscal quarter, cause such Participating Subsidiary to prepay one or more of its Notes to the extent necessary to reduce such percentage to not more than 90%. (Section 7.14).

    CERTAIN DEFINITIONS. Equipment Indebtedness means all indebtedness other than (i) Permitted Indebtedness, (ii) indebtedness expressly subordinated to the prior payment of the Debentures or the Notes, as the case may be, (iii) indebtedness secured by real estate or improvements thereon (to the extent such indebtedness does not exceed the greater of cost or appraised value of such real estate and improvements) and (iv) trade indebtedness payable within 90 days from the date incurred. Net Book Value with respect to a Vehicle means initial cost depreciated on a monthly basis at the faster of (x) the fastest rate prescribed by any instrument at the time in effect evidencing or pursuant to which there is outstanding any indebtedness of the Vehicle owner, or (y) the rate then utilized for the purpose of financial statements submitted to the Company's stockholders.
Permitted Indebtedness means indebtedness originally created in favor of a manufacturer or seller or financial institution incurred to finance the purchase of vehicles and secured by a lien on such purchased vehicles and indebtedness secured by a lien on vehicles which predates the acquisition by the Company of the business owning such vehicles. Vehicle means a self-propelled chattel and all related equipment and accessories or a chattel which customarily moves with a self-propelled chattel, including a truck, truck tractor, truck trailer, container, automobile, bus, or other similar unit and materials handling equipment, but does not include any such vehicle leased from another or any vehicle which has been pledged to secure Permitted Indebtedness. (Article 1).

    LIMITATION ON DIVIDENDS. The Company may not, so long as any of the Offered Debentures are outstanding, declare or pay any dividend or make any distribution on any shares of its capital stock (other than dividends or distributions payable in shares of capital stock of the Company) or make or permit any subsidiary to make any payment to purchase, redeem or otherwise acquire any shares of capital stock of the Company if, upon giving effect thereto, the aggregate amount expended for all such purposes subsequent to September 30, 1984 (the "Applicable Date") would exceed the sum of Consolidated Net Earnings since the Applicable Date and $10,000,000, except that the Company may credit against such purchases, redemptions and retirements of capital stock of the Company the net consideration received by the Company subsequent to the Applicable Date from the issue or sale of additional capital stock of the Company. (Section 7 of the Third Supplemental Indenture).

    LIMITATION ON CONSOLIDATED INDEBTEDNESS. As long as any of the Offered Debentures are outstanding, the Company may not, nor may it permit any of its subsidiaries to, create, incur or assume any Indebtedness unless immediately after such creation, incurring or assumption, and after giving effect to the utilization of the proceeds thereof, the aggregate amount of Consolidated Indebtedness of the Company shall be less than 400% of the Consolidated Net Worth of the Company. (Section 7.13). Other than the limitation on consolidated indebtedness, the Indenture contains no provisions that may afford debt holders protection in the event of a highly leveraged transaction.

Security Provisions
    All Offered Debentures will be obligations of the Company secured by Notes pledged to the Trustee. Any additional series of Debentures will be secured by Notes of Participating Subsidiaries pledged to the Trustee. Such Notes will be unsecured obligations of the makers thereof, except that if any Participating Subsidiary grants or otherwise permits to exist any security interest in its Vehicles or its vehicle leases (except statutory liens), the Indenture requires that there be created a security interest in such Vehicles or vehicle leases for the benefit of the Trustee as holder of the Notes of such Participating Subsidiary ranking equally and ratably with, and existing for at least the same length of time as, such other security interests. (Sections 4.01 and 7.15 and Exhibit A to the Indenture).

    An agreement among the Company, Rollins and the lenders under the existing unsecured bank revolving credit agreement between Rollins and such lenders requires Rollins to create, at the option of the relevant lenders (and restricts them from otherwise creating), a security interest in its Vehicles in favor of a trustee designated by such lenders and for the benefit of the Trustee (as holder of the Notes of Rollins), the lenders under Rollins' bank revolving credit agreement and the holders of such other indebtedness as may be entitled to share in such security interests. Neither the Trustee nor the Debentureholders may initiate the creation of such a security interest.

Modification of Indenture and Waiver of Certain Covenants
    With the consent of the holders of a majority in aggregate principal amount of all Outstanding Debentures, and of at least 66 2/3% in aggregate principal amount of each series of Debentures then Outstanding which is affected thereby, the Trustee and the Company may modify or waive any provisions of the Indenture or modify in any manner the rights of the Debentureholders, except that, without the consent of the holder of each such Outstanding Debenture of any series so affected, no such modification or waiver shall, among other things, (i) extend the maturity of principal or interest on such Debenture, or reduce or modify the principal amount thereof or the interest thereon or any premium payable upon the redemption thereof, (ii) permit the creation of any prior or pari passu lien on any of the Notes or other pledged property, if any, or terminate the lien of the Indenture thereon or (iii) reduce the aforesaid percentage of holders of Debentures whose consent shall be required for such modification or waiver. (Sections 11.02 and 18.02).

Defaults and Certain Rights on Default
    An Event of Default is defined in the Indenture as being: (i) default for 30 days in payment of any interest on any Debenture; (ii) default in payment of principal or of premium, if any, on any Debenture; (iii) default in payment of any Sinking Fund installment in respect of any Debenture; (iv) default in the performance of the covenants described under "Certain Covenants of the Company - Limitation on Equipment Indebtedness of Participating Subsidiaries", "Certain Covenants of the Company - Limitation on Dividends", and "Security Provisions" or default for 30 days in the performance of certain covenants contained in a loan agreement relating to any Note;
(v) default for 60 days after written notice in performance of any other covenant in the Indenture or in the Debentures; (vi) default with respect to other Indebtedness or Lease Obligation of the Company or any subsidiary of the Company continuing for 30 days or acceleration of the stated maturity of any such Indebtedness or Lease Obligation in an aggregate principal amount of $2,000,000 or more; or (vii) certain events of bankruptcy, insolvency, receivership or reorganization relating to the Company or any Participating Subsidiary. The Company will be required to file with the Trustee annually a written statement as to the fulfillment of its obligations under the Indenture. In case an Event of Default should occur and be continuing, the Trustee or the holders of at least 25% in principal amount of the Debentures then Outstanding (or 25% of any series of Debentures as to which an event of Default in respect of principal, premium, if any, interest or Sinking Fund installments has occurred) may declare the principal of all the Debentures to be due and payable. Such declaration may, under certain circumstances, be rescinded by the holders of a majority in principal amount of the Debentures (and of any such series) at the time Outstanding. (Article X and Section 7.11).

    Subject to the provisions of the Indenture relating to the duties of the Trustee in case an event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Debentures, unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to such provisions for indemnification and certain limitations contained in the Indenture, the holders of a majority in principal amount of the Debentures at the time Outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Sections 10.07, 10.08, 12.01 and 12.02).


                               EXPERTS

    The financial statements and financial statement schedules incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, which report is incorporated by reference herein, given on the authority of said firm as experts in auditing and accounting.


                           LEGAL OPINIONS

    Certain legal matters relating to the Offered Debentures will be passed upon for the Company by Michael B. Kinnard, Esq., Vice President-General Counsel and Secretary of the Company, and by attorneys for the underwriters, if any, who are identified in the Prospectus Supplement. As of the date of this Prospectus, Mr. Kinnard owns beneficially 1,500 shares of the Common Stock of the Company and owns directly options to purchase 24,715 shares of such stock.